Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Closes $15.5 Million Convertible Debt Financing With International Finance Corporation

Houston---November 20, 2007---BPZ Resources, Inc. d/b/a BPZ Energy (AMEX:BZP) announced today the closing of $15.5 million convertible debt financing which represents the first tranche of the overall debt package with International Finance Corporation (IFC).  As announced, the conversion price is $10.39 per share and includes a forced convert price of $18.19 per share.  The instrument will have a 10 year term with a variable interest rate of 2% per annum above 6-month LIBOR.

The Company and IFC are now focused on the “A” Loan, the second tranche of the debt package which will be structured as a reserve-based, borrowing base credit to fund the Company’s ongoing development work in the Corvina Field.  While anticipated to be approximately $35 million, the final amount will be a function of IFC’s evaluation of the Company’s proved reserves.  The Company expects to close the “A” Loan in Q1 2008.  In addition, the Company is continuing its efforts to advance the third tranche, or the “B” Loan, which is senior debt to be syndicated by IFC and is projected to total approximately $115 million.  This third tranche, which will be used to fund the Company’s gas-to-power project, will expected to close once the syndication is complete.

Manolo Zúñiga, President and Chief Executive Officer commented “The closing of this first tranche is the first step toward completing the three-tier debt financing process with IFC.  These funds will allow us to continue developing the Corvina oil project while we continue to work diligently on closing the next two tranches.  Furthermore, IFC’s commitment to upsize the loan package to $165 million is instrumental in strengthening our balance sheet which, coupled with the cash flow from Corvina oil, will enable us to grow the Company without having to access the equity capital market in the near term.”

IFC to Provide Assistance to Tumbes Region

IFC will sign an agreement with government officials in Tumbes under which IFC will provide financial and management training to the region’s leaders to help manage economic growth and social programs in the region.  The Company is proud to sponsor this program along with IFC.  In addition, the Company will continue its own efforts to aid in the development of social programs in the region, such as the Wawa Wasi child development programs and university scholarships.

About BPZ Energy

Houston based BPZ Energy, is an oil and gas exploration and production company which has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation, in parallel with the development of the Corvina oil discovery and the redevelopment of the Albacora oil field.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing effort, including final documentation and execution of debt financing documents with IFC, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, and the successful management of our capital development project and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.